Exhibit 99.1

For Immediate Release	Xerox Corporation
45 Glover Avenue
P.O. Box 4505
Norwalk, CT 06856-4505

tel +1-203-968-3000

Xerox Reports Third-Quarter 2013 Earnings

•	GAAP EPS from continuing operations of 22 cents

•	Adjusted EPS of 26 cents

•	Revenue of $5.3 billion, flat from third quarter 2012

•	Operating margin of 9.4 percent, up 0.5 points YOY

•	Cash from operations of $961 million

NORWALK, Conn., October 24, 2013 – Xerox (NYSE: XRX) announced today third-quarter 2013 adjusted EPS of 26 cents, which excludes 4 cents related to the amortization of intangibles, resulting in GAAP EPS from continuing operations of 22 cents.

In the third quarter, total revenue of $5.3 billion was flat from the prior year or down 1 percent in constant currency.

Revenue from the company’s services business was up 3 percent with a segment margin of 9.9 percent. Services revenue now represents 56 percent of Xerox’s total revenue. The company’s document technology revenue declined 4 percent, or 5 percent in constant currency, with a segment margin of 12.1 percent.

“This quarter shows how we are successfully capturing the benefits of a diversified portfolio. Within services we continue to focus on improving our cost structure while maintaining investments in areas where we see opportunity, such as healthcare. In document technology, revenue declines stabilized with continued good profitability. We continue to see demand from small and midsize businesses in the United States, and positive trends in the high end of our business,” said Ursula Burns, Xerox chairman and chief executive officer. “Our approach remains the same: to focus on areas of differentiation and profitable growth while finding new ways to deliver operational improvements across the board.”

Third-quarter operating margin of 9.4 percent was up 0.5 points year over year. Gross margin was 31.5 percent. Selling, administrative and general expenses were 19.3 percent of revenue.

The company generated $961 million in operating cash flow in the quarter, and anticipates full year cash flow towards the higher-end of the $2.1 billion to $2.4 billion range.

Xerox expects fourth quarter 2013 GAAP earnings from continuing operations of 24 to 26 cents per share and adjusted EPS of 28 to 30 cents. Our guidance includes approximately 2 cents per share of restructuring charges and 2 cents from higher pension settlement expenses.

The company expects full-year 2013 GAAP EPS from continuing operations in the range of 93 to 95 cents, and adjusted EPS of $1.08 to $1.10

About Xerox

Since the invention of Xerography 75 years ago, the people of Xerox (NYSE: XRX) have helped businesses simplify the way work gets done. Today, we are the global leader in business process and document management, helping organizations of any size be more efficient so they can focus on their real business. Headquartered in Norwalk, Conn., more than 140,000 Xerox employees serve clients in 160 countries, providing business services, printing equipment and software for commercial and government organizations. Learn more at www.xerox.com.

Non- GAAP Measures:

This release refers to the following non-GAAP financial measures:

•	Adjusted EPS (earnings per share) for the third-quarter 2013 as well as for the fourth-quarter and full-year 2013 guidance that excludes certain items.

•	Operating margin for the third-quarter 2013 that excludes certain expenses.

•	Constant Currency revenue growth for the third quarter 2013 that excludes the effects of currency translation.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that unexpected costs will be incurred; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; our ability to recover capital investments; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk that our Services business could be adversely affected if we are unsuccessful in managing the ramp-up of new contracts; development of new products and services; our ability to protect our intellectual property rights; our ability to expand equipment placements; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; interest rates, cost of borrowing and access to credit markets; reliance on third parties for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013 and our 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

-XXX-

Media Contacts:

Ken Ericson, Xerox, +1-202-520-2388, kenneth.ericson@xerox.com

Karen Arena, Xerox, +1-732-407-8510, karen.arena@xerox.com

Investor Contacts:

Jennifer Horsley, Xerox, +1-203-849-2656, jennifer.horsley@xerox.com

Joe Ketchum, Xerox, +1-203-849-2672, joseph.ketchum@xerox.com

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XEROX® and XEROX and Design® are trademarks of Xerox in the United States and/or other countries.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, except per-share data)	2013	2012	% Change	2013	2012	% Change

Revenues
Sales	$1,372	$1,389	(1%)	$4,119	$4,268	(3%)
Outsourcing, maintenance and rentals	3,757	3,726	1%	11,383	11,255	1%
Financing	133	160	(17%)	364	451	(19%)

Total Revenues	5,262	5,275	—	15,866	15,974	(1%)

Costs and Expenses
Cost of sales	869	897	(3%)	2,618	2,739	(4%)
Cost of outsourcing, maintenance and rentals	2,698	2,668	1%	8,184	7,983	3%
Cost of financing	40	49	(18%)	125	153	(18%)
Research, development and engineering expenses	145	161	(10%)	448	495	(9%)
Selling, administrative and general expenses	1,018	1,032	(1%)	3,100	3,139	(1%)
Restructuring and asset impairment charges	35	14	*	60	63	(5%)
Amortization of intangible assets	83	82	1%	249	246	1%
Other expenses, net	39	58	(33%)	115	190	(39%)

Total Costs and Expenses	4,927	4,961	(1%)	14,899	15,008	(1%)

Income before Income Taxes & Equity Income(1)	335	314	7%	967	966	—
Income tax expense	85	62	37%	203	201	1%
Equity in net income of unconsolidated affiliates	43	34	26%	126	105	20%

Income from Continuing Operations	293	286	2%	890	870	2%
(Loss) income from Discontinued Operations, net of tax	(2)	2	*	(22)	10	*

Net Income	291	288	1%	868	880	(1%)

Less: Net income attributable to noncontrolling interests	5	6	(17%)	15	20	(25%)

Net Income Attributable to Xerox	$286	$282	1%	$853	$860	(1%)

Amounts attributable to Xerox:
Net Income from continuing operations	$288	$280	3%	$875	$850	3%
Net (loss) Income from discontinued operations	(2)	2	*	(22)	10	*

Net Income attributable to Xerox	$286	$282	1%	$853	$860	(1%)

Basic Earnings per Share:
Continuing Operations	$0.23	$0.21	10%	$0.70	$0.63	11%
Discontinued Operations	—	—	—	(0.02)	0.01	*

Total Basic Earnings per Share	$0.23	$0.21	10%	$0.68	$0.64	6%

Diluted Earnings per Share:
Continuing Operations	$0.22	$0.21	5%	$0.68	$0.62	10%
Discontinued Operations	—	—	—	(0.01)	—	*

Total Diluted Earnings per Share	$0.22	$0.21	5%	$0.67	$0.62	8%

*	Percent change not meaningful.
(1)	Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2013	2012	2013	2012

Net Income	$291	$288	$868	$880
Less: Net income attributable to noncontrolling interests	5	6	15	20

Net Income Attributable to Xerox	286	282	853	860

Other Comprehensive Income (Loss), Net:
Translation adjustments, net	269	344	(178)	181
Unrealized gains (losses), net	14	(2)	7	(11)
Changes in defined benefit plans, net	(38)	(10)	121	—

Other Comprehensive Income (Loss), Net Attributable to Xerox	245	332	(50)	170

Comprehensive Income, Net	536	620	818	1,050
Less: Comprehensive income, net attributable to noncontrolling interests	5	6	15	20

Comprehensive Income, Net Attributable to Xerox	$531	$614	$803	$1,030

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	September 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$948	$1,246
Accounts receivable, net	2,989	2,866
Billed portion of finance receivables, net	138	152
Finance receivables, net	1,584	1,836
Inventories	1,152	1,011
Other current assets	1,259	1,162

Total current assets	8,070	8,273
Finance receivables due after one year, net	2,957	3,325
Equipment on operating leases, net	533	535
Land, buildings and equipment, net	1,485	1,556
Investments in affiliates, at equity	1,329	1,381
Intangible assets, net	2,586	2,783
Goodwill	9,169	9,062
Deferred tax assets, long-term	643	763
Other long-term assets	2,244	2,337

Total Assets	$29,016	$30,015

Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,135	$1,042
Accounts payable	1,589	1,913
Accrued compensation and benefits costs	772	741
Unearned income	483	438
Other current liabilities	1,667	1,776

Total current liabilities	5,646	5,910
Long-term debt	6,406	7,447
Pension and other benefit liabilities	2,833	2,958
Post-retirement medical benefits	847	909
Other long-term liabilities	755	778

Total Liabilities	16,487	18,002

Series A Convertible Preferred Stock	349	349

Common stock	1,247	1,239
Additional paid-in capital	5,630	5,622
Treasury stock, at cost	(162)	(104)
Retained earnings	8,608	7,991
Accumulated other comprehensive loss	(3,277)	(3,227)

Xerox shareholders’ equity	12,046	11,521
Noncontrolling interests	134	143

Total Equity	12,180	11,664

Total Liabilities and Equity	$29,016	$30,015

Shares of common stock issued	1,247,126	1,238,696
Treasury stock	(16,012)	(14,924)

Shares of common stock outstanding	1,231,114	1,223,772

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2013	2012	2013	2012

Cash Flows from Operating Activities:
Net income	$291	$288	$868	$880
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	340	339	1,012	965
Provision for receivables	27	23	86	83
Provision for inventory	10	9	22	26
Net (gain) loss on sales of businesses and assets	(25)	5	(15)	2
Undistributed equity in net income of unconsolidated affiliates	(41)	(32)	(85)	(67)
Stock-based compensation	19	30	78	92
Restructuring and asset impairment charges	35	14	60	63
Payments for restructurings	(34)	(30)	(107)	(113)
Contributions to defined benefit pension plans	(64)	(73)	(162)	(310)
Increase in accounts receivable and billed portion of finance receivables	(55)	(413)	(557)	(1,021)
Collections of deferred proceeds from sales of receivables	140	94	371	350
Increase in inventories	(41)	(44)	(182)	(128)
Increase in equipment on operating leases	(79)	(65)	(207)	(200)
Decrease in finance receivables	400	412	519	687
Collections on beneficial interest from sales of finance receivables	16	—	43	—
Increase in other current and long-term assets	(38)	(34)	(158)	(196)
(Decrease) increase in accounts payable and accrued compensation	(61)	7	(123)	(230)
Increase (decrease) in other current and long-term liabilities	77	36	(34)	(126)
Net change in income tax assets and liabilities	56	32	95	93
Net change in derivative assets and liabilities	13	7	(28)	(2)
Other operating, net	(25)	(11)	(89)	(41)

Net cash provided by operating activities	961	594	1,407	807

Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(84)	(110)	(253)	(283)
Proceeds from sales of land, buildings and equipment	41	1	52	8
Cost of additions to internal use software	(18)	(30)	(63)	(100)
Proceeds from sale of businesses	—	—	11	—
Acquisitions, net of cash acquired	(24)	(156)	(158)	(243)
Other investing, net	3	6	9	17

Net cash used in investing activities	(82)	(289)	(402)	(601)

Cash Flows from Financing Activities:
Net (payments) proceeds on debt	(610)	199	(931)	742
Common stock dividends	(77)	(63)	(201)	(177)
Preferred stock dividends	(6)	(6)	(18)	(18)
Proceeds from issuances of common stock	43	33	96	43
Excess tax benefits from stock-based compensation	12	10	13	10
Payments to acquire treasury stock, including fees	(162)	(361)	(172)	(718)
Repurchases related to stock-based compensation	(44)	(40)	(54)	(41)
Distributions to noncontrolling interests	(27)	(2)	(32)	(63)

Net cash used in financing activities	(871)	(230)	(1,299)	(222)

Effect of exchange rate changes on cash and cash equivalents	11	(7)	(4)	(4)

Increase (decrease) in cash and cash equivalents	19	68	(298)	(20)
Cash and cash equivalents at beginning of period	929	814	1,246	902

Cash and Cash Equivalents at End of Period	$948	$882	$948	$882

Financial Review

Revenues

	Three Months Ended September 30,			% of Total Revenue
(in millions)	2013	2012	% Change	2013	2012

Equipment sales	$811	$805	1%	15%	15%
Annuity revenue	4,451	4,470	—	85%	85%

Total Revenue	$5,262	$5,275	—	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:

Sales	$1,372	$1,389	(1%)
Less: Supplies, paper and other sales	(561)	(584)	(4%)

Equipment Sales	$811	$805	1%

Outsourcing, maintenance and rentals	$3,757	$3,726	1%
Add: Supplies, paper and other sales	561	584	(4%)
Add: Financing	133	160	(17%)

Annuity Revenue	$4,451	$4,470	—

Third quarter 2013 total revenues were flat as compared to the third quarter 2012, with a 1-percentage point positive impact from currency, and reflected the following:

•	Annuity revenue was flat as compared to the third quarter 2012, including a 1-percentage point positive impact from currency. Annuity revenue is comprised of the following:

•

Outsourcing, maintenance and rentals revenue includes outsourcing revenue within our Services segment and maintenance revenue (including bundled supplies) and rental revenue, both primarily within our Document Technology segment. An increase of 1% was driven by an increase in outsourcing revenue in our Services segment, partially offset by a decline in maintenance revenue due to moderately lower page volumes.

•

Supplies, paper and other sales includes unbundled supplies and other sales, primarily within our Document Technology segment. A decrease of 4% was driven by a lowering of channel supplies inventories in the U.S. as well as moderately lower supplies demand.

•

Financing revenue declined by 17% from the third quarter 2012. Approximately $15 million of the decrease in revenue was related to the 2012 sales of finance receivables, with the remainder of the decrease due to lower volume of new finance receivables. The third quarter 2013 included a gain of $25 million from the sale of finance receivables from our Document Technology segment while the third quarter 2012 included a gain of $23 million from a similar sale of finance receivables.

•

Equipment sales revenue is reported primarily within our Document Technology segment and the document outsourcing business within our Services segment. Equipment sales revenue increased 1% as compared to the third quarter 2012, including a 1-percentage point positive impact from currency.

Recent product introductions and a positive mix impact were offset by price declines in the range of 5% to 10%, which were consistent with prior quarters.

Additional analysis of the change in revenue for each business segment is included in the “Segment Review” section.

Costs, Expenses and Other Income

Summary of Key Financial Ratios

The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended September 30,
	2013	2012	B/(W)

Total Gross Margin	31.5%	31.5%	— pts.
RD&E as a % of Revenue	2.8%	3.1%	0.3 pts.
SAG as a % of Revenue	19.3%	19.6%	0.3 pts.
Operating Margin (1)	9.4%	8.9%	0.5 pts.

Pre-tax income margin	6.4%	6.0%	0.4 pts.

Operating Margin

Third quarter 2013 operating margin1 of 9.4% increased 0.5-percentage points as compared to the third quarter 2012, driven by a decline in operating expenses as gross margin remained flat.

Gross Margin

Gross margin of 31.5% was flat as compared to the third quarter 2012. An increase in the Document Technology gross margin was offset by the impact of a higher mix of Services revenue.

Services segment gross margin was flat as compared to the third quarter 2012 as productivity improvements and restructuring benefits offset the impact of price declines.

Document Technology segment gross margin increased by 1.0-percentage point as compared to the third quarter 2012. The increase was driven by cost productivities and a benefit from currency on our Yen based purchases that more than offset price declines.

Research, Development and Engineering Expenses (“RD&E”)

Third quarter 2013 RD&E as a percentage of revenue of 2.8% decreased 0.3-percentage points from the third quarter 2012. In addition to lower spending and improved productivity, this decrease was driven by the positive mix impact of the continued growth in Services revenue, which historically has a lower RD&E as a percentage of revenue.

RD&E of $145 million was $16 million lower than the third quarter 2012, reflecting the impact of restructuring and productivity improvements. Innovation continues to be a core strength and we continue to invest at levels that enhance our innovation, particularly in services, color and software. Xerox R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

SAG as a percentage of revenue of 19.3% decreased 0.3-percentage points from the third quarter 2012. The decrease was driven by spending reductions reflecting benefits from restructuring and productivity improvements, lower compensation-related expenses as well as the positive mix impact from the continued growth in Services revenue, which historically has a lower SAG as a percentage of revenue.

SAG of $1,018 million was $14 million lower than the third quarter 2012. This included a $1 million unfavorable impact from currency for the quarter. SAG expenses reflect the following:

•

$19 million decrease in selling expenses, driven primarily by benefits from restructuring and productivity improvements as well as lower compensation-related expenses. These decreases were partially offset by the impact of acquisitions and advertising programs.

•	General and administrative expenses were flat as savings from restructuring and productivity improvements were offset by the impact of acquisitions.

•	$5 million increase in bad debt expenses to $27 million, driven primarily by increased bad debt levels in Europe. Third quarter 2013 bad debt expense remained at less than one percent of receivables.

Restructuring and Asset Impairment Charges

During the third quarter 2013, we recorded net restructuring and asset impairment charges of $35 million, which included approximately $38 million of severance costs related to headcount reductions of approximately 2,150 employees primarily in North America. These costs were partially offset by $3 million of net reversals for changes in estimated reserves from prior period initiatives.

During the third quarter 2012, we recorded net restructuring and asset impairment charges of $14 million, which included approximately $17 million of severance costs related to headcount reductions of approximately 870 employees primarily in North America. These costs were partially offset by $3 million of net reversals for changes in estimated reserves from prior period initiatives.

The restructuring reserve balance as of September 30, 2013 for all programs was $87 million, of which approximately $78 million is expected to be spent over the next twelve months.

We expect to incur additional restructuring charges of approximately $0.02 per diluted share in the fourth quarter 2013 for actions and initiatives which have not yet been finalized.

Worldwide Employment

Worldwide employment of approximately 141,900 at September 30, 2013 decreased approximately 5,700 from year-end 2012, due to restructuring-related actions and attrition outpacing hiring and acquisitions.

Other Expenses, Net

	Three Months Ended September 30,
(in millions)	2013	2012

Non-financing interest expense	$60	$56
Interest income	(3)	(3)
(Gains)/losses on sales of businesses and assets	(24)	4
Litigation matters	—	(1)
Loss on sales of accounts receivables	4	4
Deferred compensation investment gains	(6)	(5)
All other expenses, net	8	3

Total Other Expenses, Net	$39	$58

Non-financing interest expense

Third quarter 2013 non-financing interest expense of $60 million was $4 million higher than third quarter 2012. When combined with financing interest expense (cost of financing), total company interest expense declined by $5 million from the third quarter 2012, primarily driven by a lower average debt balance.

Gains on sales of businesses and assets

Third quarter 2013 gains on sales of businesses and assets was primarily comprised of a $23 million gain on the sale of a U.S. facility.

Income Taxes

Third quarter 2013 effective tax rate was 25.4%. On an adjusted basis1, the third quarter 2013 tax rate was 27.8%, which was lower than the U.S. statutory tax rate primarily due to benefits from foreign tax credits which were partially offset by the discrete impact of $12 million for the U.K. corporate income tax rate reduction and the corresponding adjustment to our deferred tax asset.

Third quarter 2012 effective tax rate was 19.7%. On an adjusted basis1, third quarter 2012 tax rate was 23.5%, which was lower than the U.S. statutory tax rate primarily due to foreign tax credits resulting from anticipated dividends and other foreign transactions and resolution of certain tax positions, offset by a similar impact from the 2012 reduction in the U.K. corporate income tax rate.

Xerox operations are widely dispersed. The statutory tax rate in most non U.S. jurisdictions is lower than the combined U.S. and state tax rate. The amount of income subject to these lower foreign rates relative to the amount of U.S. income will impact our effective tax rate. However, no one country outside of the U.S. is a significant factor to our overall effective tax rate. Certain foreign income is subject to U.S. tax net of any available foreign tax credits. Our full year effective tax rate includes a benefit of approximately 10 to 12 percentage points from these non U.S. operations, which is comparable to 2012.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. Excluding the effects of intangibles amortization and other discrete items, we anticipate that our effective tax rate will be approximately 25% to 27% for the fourth quarter of 2013. We estimate that potential discrete items and other future events could result in a reduction in the rate of approximately 2 to 3 percentage points.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates, which primarily reflects our 25% share of Fuji Xerox net income, was $43 million, an increase of $9 million compared to the third quarter 2012. Third quarter 2013 equity income includes charges of $3 million related to our share of Fuji Xerox after-tax restructuring compared to $5 million of charges for the third quarter 2012.

Net Income

Third quarter 2013 net income from continuing operations attributable to Xerox was $288 million, or $0.22 per diluted share. On an adjusted basis1, net income from continuing operations attributable to Xerox was $340 million, or $0.26 per diluted share. Third quarter 2013 adjustments to net income reflect the amortization of intangible assets.

Third quarter 2012 net income from continuing operations attributable to Xerox was $280 million, or $0.21 per diluted share. On an adjusted basis1, net income from continuing operations attributable to Xerox was $331 million, or $0.25 per diluted share. Third quarter 2012 adjustments to net income reflect the amortization of intangible assets.

The Net Income and EPS reconciliation table in the Non-GAAP Financial Measures section contains the third quarter adjustments to net income.

The calculations of basic and diluted earnings per share are included as Appendix I. See Non-GAAP financial measures for calculation of adjusted EPS.

Discontinued Operations

During the second quarter 2013, in connection with our decision to exit from the Paper distribution business, we completed the sale of our North American (N.A.) Paper business and entered into an agreement to sell our European Paper business. The decision to exit from the Paper distribution business was largely the result of management’s objective to focus more on Services and innovative Document Technology. Net proceeds from the sale of the N.A. Paper business were approximately $10 million and were reported as cash flows from investing activities in the Condensed Consolidated Statements of Cash Flows.

As a result of these transactions, we have reported these paper-related operations as Discontinued Operations and reclassified their results from the Other segment to Discontinued Operations in 2013. All prior periods have accordingly been reclassified to conform to this presentation. The sale of the European Paper business is expected to be completed in the fourth quarter of 2013. The net assets sold or expected to be sold in connection with these transactions are primarily related to working capital – accounts receivable and inventory – utilized in the business. As of September 30, 2013, total assets held for sale were approximately $47 million and are included in Other Current Assets in the Condensed Consolidated Balance Sheets.

The components of Discontinued Operations for the periods presented are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2013	2012	2013	2012

Revenues *	$82	$149	$369	$493

(Loss) income from operations	$(2)	$3	$5	$15
Loss on disposal	—	—	(23)	—

Net (loss) income before income taxes	(2)	3	(18)	15
Income tax expense	—	(1)	(4)	(5)

(Loss) income from discontinued operations, net of tax	$(2)	$2	$(22)	$10

Diluted earnings per share from discontinued operations	$—	$—	$(0.01)	$—

Total diluted earnings per share, inclusive of discontinued operations	$0.22	$0.21	$0.67	$0.62

*	Third Quarter 2013 revenues from discontinued operations only reflects revenues from our European Paper business as the sale has not been completed. Year-to-date 2013 revenues from discontinued operations only reflects five months of revenues from our North American Paper business as a result of the completion of the sale to Domtar Corporation on May 31, 2013.

Segment Review

	Three Months Ended September 30,
(in millions)	Total Revenues	% of Total Revenue	Segment Profit (Loss)	Segment Margin
2013
Services	$2,944	56%	$292	9.9%
Document Technology	2,159	41%	261	12.1%
Other	159	3%	(55)	(34.6%)

Total	$5,262	100%	$498	9.5%

2012
Services	$2,847	54%	$269	9.4%
Document Technology	2,259	43%	245	10.8%
Other	169	3%	(66)	(39.1%)

Total	$5,275	100%	$448	8.5%

Refer to Appendix II for the reconciliation of Segment Profit to Pre-tax Income.

Services

Our Services segment comprises three service offerings: Business Process Outsourcing (BPO), Document Outsourcing (DO) and Information Technology Outsourcing (ITO).

Revenue

Third quarter 2013 Services total revenue of $2,944 million increased 3% from the third quarter 2012, with no impact from currency.

•

BPO revenue increased 1% and represented 59% of total Services revenue. BPO growth was driven by our healthcare and government businesses, partially offset by lower volumes in portions of our commercial BPO business as well as our student loan business.

•	DO revenue increased 5% and represented 28% of total Services revenue. DO growth was driven primarily by our partner print services offerings as well as higher equipment sales.

•	ITO revenue increased 8% and represented 13% of total Services revenue. ITO growth was driven by the continued revenue ramp from prior period signings.

Segment Margin

Third quarter 2013 Services segment margin of 9.9% increased by 0.5 percentage points from the third quarter 2012, with gross margin unchanged and continued SAG improvement which included benefits from restructuring as well as lower compensation-related expenses. In addition, the third quarter 2012 included a negative impact from a write-off associated with a government contract.

Metrics

Pipeline

Our total Services sales pipeline grew 5% over the third quarter 2012. This sales pipeline includes the Total Contract Value (“TCV”) of new business opportunities that potentially could be contracted within the next six months and excludes business opportunities with estimated annual recurring revenue in excess of $100 million.

Signings

Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Services signings were an estimated $2.9 billion in TCV for the quarter.

•	BPO signings of $1.8 billion TCV.

•	DO signings of $860 million TCV.

•	ITO signings of $260 million TCV.

Signings on a trailing twelve month basis increased 9% in relation to the comparable prior year period. Signings decreased 7% as compared to the third quarter 2012 with fewer eligible renewals offsetting increased new business signings. The above DO signings amount does not include signings from our partner print services offerings.

Note: TCV is estimated total revenue for future contracts for pipeline or signed contracts for signings as applicable.

Renewal rate (for BPO and ITO)

Renewal rate is defined as the annual recurring revenue (“ARR”) on contracts that are renewed during the period as a percentage of ARR on all contracts on which a renewal decision was made during the period. The third quarter 2013 contract renewal rate for BPO and ITO contracts was 89%, which was at the high end of our target range of 85%-90%.

Document Technology

Our Document Technology segment includes the sale of products and supplies, as well as the associated maintenance and financing of those products.

Revenue

	Three Months Ended September 30,
(in millions)	2013	2012	Change

Equipment sales	$647	$664	(3%)
Annuity revenue	1,512	1,595	(5%)

Total Revenue	$2,159	$2,259	(4%)

Third quarter 2013 Document Technology revenue of $2,159 million decreased 4% from the third quarter 2012, including a 1-percentage point positive impact from currency. Document Technology revenues exclude the impact of growth in Document Outsourcing. Inclusive of Document Outsourcing, third quarter 2013 aggregate document-related revenue decreased 2% from the third quarter 2012. Document Technology segment revenue results included the following:

•

Equipment sales revenue decreased by 3% from the third quarter 2012, including a 1-percentage point positive impact from currency. Equipment sales benefitted from our recent mid-range product refresh and increased demand for color digital production presses. These benefits were more than offset by the continued migration of customers to our rapidly growing partner print services offering (included in our Services segment) and weakness in developing markets. Price declines were in the historical 5% to 10% range.

•

Annuity revenue decreased by 5% from the third quarter 2012, including a 1-percentage point positive impact from currency, driven by a modest decline in total pages, the continued migration of customers to our partner print services offering (included in our Services segment) and a continued decline in financing revenue.

•	Document Technology revenue mix was 21% entry, 58% mid-range and 21% high-end, consistent with recent quarters.

Segment Margin

Third quarter 2013 Document Technology segment margin of 12.1% increased by 1.3-percentage points from the third quarter 2012, largely driven by a 1.0-percentage point increase in gross margin due to benefits from productivity improvements, including restructuring savings, and from favorable currency impacts, which more than offset price declines.

Total Installs (Document Technology and Document Outsourcing2)

Install activity includes installations for document outsourcing and Xerox-branded products shipped to Global Imaging Systems (GIS). Detail by product group is shown below:

Entry

•	41% increase in color multifunction devices driven by demand for the WorkCentre® 6605 and WorkCentre® 6015 products.

•	1% decrease in color printers.

•	21% decrease in black-and-white multifunction devices driven by declines in developing markets.

Mid-Range

•	9% increase in installs of mid-range color devices, driven by demand for the ConnectKey products.

•	3% decrease in installs of mid-range black-and-white devices.

High-End

•

92% increase in installs of high-end color systems, driven by growth in the sale of digital front-ends (DFE’s) to Fuji Xerox as well as strong customer demand for the Color J75 Press and the iGen as we continue to strengthen our market leadership in the Production Color segment. High-End color installs increased 14%, excluding the DFE sales to Fuji Xerox.

•	9% decrease in installs of high-end black-and-white systems, reflecting continued declines in the overall market.

Note: “Entry”, “Mid-Range” and “High-End” are defined in Appendix II.

Other

Revenue

Third quarter 2013 Other revenue of $159 million decreased 6% from the third quarter 2012, with a 2-percentage point positive impact from currency. The decline is due primarily to lower revenue in our wide format business in addition to lower paper sales within developing markets. After the aforementioned discontinued operations treatment of our North American and European Paper businesses, total paper revenue (all within developing markets) comprised approximately 1/3 of third quarter 2013 Other segment revenue.

Segment Margin

Third quarter 2013 Other segment loss of $55 million decreased $11 million from the third quarter 2012, primarily driven by the previously discussed gain on the sale of a U.S. facility. All non-financing interest expense is contained within the Other segment.

During the second quarter 2013, in connection with our decision to exit from the Paper distribution business, we completed the sale of our North American Paper business and entered into an agreement to sell our European Paper business. The sale of the European Paper business is expected to be completed in the fourth quarter 2013.

As a result of these transactions, we have reported these paper-related operations as Discontinued Operations and reclassified their results from the Other segment to Discontinued Operations in the second and third quarters of 2013. All prior periods have accordingly been reclassified to conform to this presentation.

Notes

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
(2)	Equipment sales associated with Document Outsourcing are reported as revenue in our Services segment revenues.

Capital Resources and Liquidity

The following table summarizes our cash and cash equivalents for the three months ended September 30, 2013 and 2012:

	Three Months Ended September 30,
(in millions)	2013	2012	Change

Net cash provided by operating activities	$961	$594	$367
Net cash used in investing activities	(82)	(289)	207
Net cash used in financing activities	(871)	(230)	(641)
Effect of exchange rate changes on cash and cash equivalents	11	(7)	18

Increase in cash and cash equivalents	19	68	(49)
Cash and cash equivalents at beginning of period	929	814	115

Cash and Cash Equivalents at End of Period	$948	$882	$66

Cash Flows from Operating Activities

Net cash provided by operating activities was $961 million in the third quarter 2013. The $367 million increase in operating cash from the third quarter 2012 was primarily due to the following:

•	$404 million increase from accounts receivable primarily due to the benefits from the sales of accounts receivable, improved collections and lower revenue.

•	$24 million increase from lower spending for product software and up-front costs for outsourcing service contracts.

•	$68 million decrease primarily related to the timing of payments of accounts payable and lower accrued compensation.

Cash Flows from Investing Activities

Net cash used in investing activities was $82 million in the third quarter 2013. The $207 million decrease in the use of cash from the third quarter 2012 was primarily due to the following:

•

$132 million decrease in acquisitions. 2013 acquisitions include 2 small acquisitions totaling $22 million. 2012 acquisitions include Wireless Data Services for $95 million, Martin Whalen Office Solutions for $31 million and Lateral Data for $30 million.

•	$40 million decrease primarily due to proceeds from the sale of a U.S. facility.

•	$38 million decrease due to lower capital expenditures (including internal use software).

Cash Flows from Financing Activities

Net cash used in financing activities was $871 million in the third quarter 2013. The $641 million increase in the use of cash from the third quarter 2012 was primarily due to the following:

•

$809 million increase from net debt activity. Third quarter 2013 reflects payments of $600 million of Senior Notes and a decrease of $50 million in Commercial Paper offset by net proceeds of $39 million from the sale and capital leaseback of a U.S. building. Third quarter 2012 reflects an increase of $195 million in Commercial Paper.

•	$25 million increase due to higher distributions to noncontrolling interests.

•	$199 million decrease from lower share repurchases.

Customer Financing Activities

The following represents our Total finance assets, net associated with our lease and finance operations:

(in millions)	September 30, 2013	December 31, 2012

Total Finance receivables, net (1)	$4,679	$5,313
Equipment on operating leases, net	533	535

Total Finance Assets, net (2)	$5,212	$5,848

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.
(2)	Change from December 31, 2012 includes an increase of $9 million due to currency and a decrease due to the sale of finance receivables discussed further below.

The following summarizes our debt:

(in millions)	September 30, 2013	December 31, 2012

Principal debt balance	$7,490	$8,410
Net unamortized discount	(59)	(63)
Fair value adjustments(1)	110	142

Total Debt	$7,541	$8,489

(1)

Fair value adjustments – during the period from 2004 to 2011, we early terminated several interest rate swaps that were designated as fair value hedges of certain debt instruments. The associated net fair value adjustments to debt are being amortized to interest expense over the remaining term of the related notes.

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in Total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets. Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	September 30, 2013	December 31, 2012

Financing Debt(1)	$4,561	$5,117
Core Debt	2,980	3,372

Total Debt	$7,541	$8,489

(1)

Financing debt includes $4,094 million and $4,649 million as of September 30, 2013 and December 31, 2012, respectively, of debt associated with Total finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Sales of Accounts Receivable

Accounts receivable sales arrangements are utilized in the normal course of business as part of our cash and liquidity management. We have facilities in the U.S., Canada and several countries in Europe that enable us to sell to third-parties, on an on-going basis, certain accounts receivable without recourse. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Accounts receivable sales were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2013	2012	2013	2012

Accounts receivable sales	$814	$725	$2,587	$2,816
Deferred proceeds	125	122	384	525
Loss on sale of accounts receivables	4	4	13	16
Estimated decrease to operating cash flows (1)	(75)	(266)	(42)	(168)

(1)

Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency. The three months ended September 30, 2012 includes $215 million of cash outflows related to our terminated U.S. revolving facility.

Sales of Finance Receivables

In September 2013, we sold our entire interest in a group of U.S. lease finance receivables from our Document Technology segment with a net carrying value of $419 million to a third-party financial institution for net cash proceeds of $384 million and a beneficial interest from the purchaser of $60 million. A pre-tax gain of $25 million was recognized on this sale and is net of additional fees and expenses of approximately $3 million.

In 2012, we sold our entire interest in two separate portfolios of U.S. lease finance receivables from our Document Technology segment with a combined net carrying value of $682 million to a third-party financial institution for cash proceeds of $630 million and beneficial interests from the purchaser of $101 million. A pre-tax gain of $44 million ($23 million in the third quarter 2012) was recognized on these sales and is net of additional fees and expenses of approximately $5 million.

The gains on these sales are reported in Finance Income in Document Technology segment revenues. We will continue to service the sold receivables and expect to record servicing fee income over the expected life of the associated receivables. These transactions enable us to lower the cost associated with our financing portfolio.

The net impact on operating cash flows from the sales of finance receivables is summarized below:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2013	2012	2013	2012

Net cash received for sales of finance receivables (1)	$384	$311	$384	$311
Impact from prior sales of finance receivables (2)	(84)	—	(258)	—
Collections on beneficial interest	16	—	43	—

Estimated increase to operating cash flows	$316	$311	$169	$311

(1)	Net of beneficial interest, fees and expenses.
(2)	Represents cash that would have been collected if we had not sold finance receivables.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that unexpected costs will be incurred; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; our ability to recover capital investments; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk that our Services business could be adversely affected if we are unsuccessful in managing the ramp-up of new contracts; development of new products and services; our ability to protect our intellectual property rights; our ability to expand equipment placements; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; interest rates, cost of borrowing and access to credit markets; reliance on third parties for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013 and our 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed the non-GAAP measures described below. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2013 third quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

Adjusted Earnings Measures

To better understand the trends in our business, we believe it is necessary to adjust the following amounts determined in accordance with GAAP to exclude the effects of certain items as well as their related income tax effects.

•	Net income and Earnings per share (EPS)

•	Effective tax rate

In 2013 and 2012 we adjusted for the amortization of intangible assets. The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. Accordingly, due to the incomparability of acquisition activity among companies and from period to period, we believe exclusion of the amortization associated with intangible assets acquired through our acquisitions allows investors to better compare and understand our results. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

We also calculate and utilize an Operating income and margin earnings measure by adjusting our pre-tax income and margin amounts to exclude certain items. In addition to the amortization of intangible assets, operating income and margin also exclude Other expenses, net as well as Restructuring and asset impairment charges. Other expenses, net is primarily comprised of non-financing interest expense and also includes certain other non-operating costs and expenses. Restructuring and asset impairment charges consist of costs primarily related to severance and benefits for employees pursuant to formal restructuring and workforce reduction plans. Such charges are expected to yield future benefits and savings with respect to our operational performance. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.

Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

Management believes that these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended September 30, 2013		Three Months Ended September 30, 2012
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS
Reported(1)	$288	$0.22	$280	$0.21

Adjustments:
Amortization of intangible assets	52	0.04	51	0.04

Adjusted	$340	$0.26	$331	$0.25

Weighted average shares for adjusted EPS(2)		1,286		1,346
Fully diluted shares at end of period(3)		1,280

(1)	Net Income and EPS from continuing operations attributable to Xerox.
(2)	Average shares for the calculation of adjusted EPS include 27 million of shares associated with the Series A convertible preferred stock and therefore the related quarterly dividend was excluded.
(3)

Represents common shares outstanding at September 30, 2013 as well as shares associated with our Series A convertible preferred stock plus dilutive potential common shares as used for the calculation of diluted earnings per share in the third quarter 2013.

Guidance:

Earnings Per Share Guidance
	Q4 2013	FY 2013

GAAP EPS from Continuing Operations	$0.24 - $0.26	$0.93 - $0.95

Adjustments:
Amortization of intangible assets	0.04	0.15

Adjusted EPS	$0.28 - $0.30	$1.08 - $1.10

Note: GAAP and Adjusted EPS guidance includes anticipated restructuring.

Effective Tax reconciliation:

	Three Months Ended September 30, 2013			Three Months Ended September 30, 2012
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate

Reported(1)	$335	$85	25.4%	$314	$62	19.7%

Adjustments:
Amortization of intangible assets	83	31		82	31

Adjusted	$418	$116	27.8%	$396	$93	23.5%

(1)	Pre-Tax Income and Income Tax Expense from continuing operations attributable to Xerox.

Operating Income / Margin reconciliation:

	Three Months Ended September 30, 2013			Three Months Ended September 30, 2012
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported pre-tax income(1)	$335	$5,262	6.4%	$314	$5,275	6.0%

Adjustments:
Amortization of intangible assets	83			82
Xerox restructuring charge	35			14
Other expenses, net	39			58

Adjusted Operating	$492	$5,262	9.4%	$468	$5,275	8.9%
Equity in net income of unconsolidated affiliates	43			34
Fuji Xerox restructuring charge	3			5
Other expenses, net*	(40)			(59)

Segment Profit/Revenue	$498	$5,262	9.5%	$448	$5,275	8.5%

*	Includes rounding adjustments.
(1)	Profit and Revenue from continuing operations attributable to Xerox.

Services Revenue Breakdown:

	Three Months Ended September 30,
(in millions)	2013	2012	Change

Business Processing Outsourcing	$1,766	$1,743	1%
Document Outsourcing	828	788	5%
Information Technology Outsourcing	391	361	8%
Less: Intra-Segment Eliminations	(41)	(45)	(9%)

Total Revenue - Services	$2,944	$2,847	3%

Segment Profit - Services	$292	$269	9%

Segment Margin - Services	9.9%	9.4%	0.5	pts

Note: Third quarter 2012 Business Processing Outsourcing (BPO) and Document Outsourcing (DO) revenues have been restated by $109M to reflect the transfer of the Communication & Marketing Services (CMS) business from DO to BPO in 2013. The revenue transfer for the fourth quarter 2012 was $119M.

APPENDIX I

Xerox Corporation

Earnings per Common Share

(in millions, except per share data. Shares in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Basic Earnings (Loss) per Share:

Net income from continuing operations attributable to Xerox	$288	$280	$875	$850
Accrued Dividends on preferred stock	(6)	(6)	(18)	(18)

Adjusted net income from continuing operations available to common shareholders	$282	$274	$857	$832
Net (loss) income from discontinued operations attributable to Xerox	(2)	2	(22)	10

Adjusted net income available to common shareholders	$280	$276	$835	$842

Weighted average common shares outstanding	1,236,485	1,293,513	1,230,787	1,320,422

Basic Earnings (Loss) per Share:
Continuing Operations	$0.23	$0.21	$0.70	$0.63
Discontinued Operations	—	—	(0.02)	0.01

Total	$0.23	$0.21	$0.68	$0.64

Diluted Earnings (Loss) per Share:

Net income from continuing operations attributable to Xerox	$288	$280	$875	$850
Accrued Dividends on preferred stock	—	(6)	—	(18)
Interest on Convertible Securities, net	—	—	1	1

Adjusted net income from continuing operations available to common shareholders	$288	$274	$876	$833
Net (loss) income from discontinued operations attributable to Xerox	(2)	2	(22)	10

Adjusted net income available to common shareholders	$286	$276	$854	$843

Weighted average common shares outstanding	1,236,485	1,293,513	1,230,787	1,320,422
Common shares issuable with respect to:
Stock options	5,225	3,335	5,422	5,369
Restricted stock and performance shares	14,910	20,028	18,429	21,227
Convertible preferred stock	26,966	—	26,966	—
Convertible securities	1,992	1,992	1,992	1,992

Adjusted weighted average common shares outstanding	1,285,578	1,318,868	1,283,596	1,349,010

Diluted Earnings (Loss) per Share:
Continuing Operations	$0.22	$0.21	$0.68	$0.62
Discontinued Operations	—	—	(0.01)	—

Total	$0.22	$0.21	$0.67	$0.62

The following securities were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive (shares in thousands):
Stock options	13,102	38,430	12,905	36,395
Restricted stock and performance shares	12,016	24,327	8,497	23,128
Convertible preferred stock	—	26,966	—	26,966

	25,118	89,723	21,402	86,489

Dividends per Common Share	$0.0575	$0.0425	$0.1725	$0.1275

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended September 30,
(in millions)	2013	2012
Segment Profit	$498	$448
Reconciling items:
Restructuring and asset impairment charges	(35)	(14)
Restructuring charges of Fuji Xerox	(3)	(5)
Amortization of intangible assets	(83)	(82)
Equity in net income of unconsolidated affiliates	(43)	(34)
Other	1	1

Pre-Tax Income	$335	$314

Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Services, Document Technology and Other.

Services:	The Services segment comprises three service offerings:

	•	Business Process Outsourcing.

	•	Document Outsourcing, which includes Managed Print Services and revenues from our partner print services offerings.

	•	Information Technology Outsourcing.

Document Technology:	The Document Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

	•	“Entry”, which includes A4 devices and desktop printers.

	•	“Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K.

	•	“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Other:

The Other segment includes paper sales in our developing market countries, Wide Format Systems, licensing revenue, GIS network integration solutions and electronic presentation systems and non-allocated corporate items, including Other expenses, net.

APPENDIX III

Xerox Corporation

Discontinued Operations Summary

Detailed below is a summary of the Other segment and Total segment results by quarter for 2013 and 2012 as a result of the reclassification of the North American and European Paper business to Discontinued Operations. The entire restated income statement for 2012 and first quarter 2013 can be found in the financial model included on our website at http://news.xerox.com/investors/materials.

(in millions)	Q1	Q2	Q3	Q4	YTD
2013

Other Segment Revenue	$147	$183	$159		$489

Total Performance Revenue	$5,202	$5,402	$5,262		$15,866

Other Segment Profit	$(70)	$(61)	$(55)		$(186)

Total Segment Profit	$390	$484	$498		$1,372

Other Segment Margin	(47.6%)	(33.3%)	(34.6%)		(38.0%)

Total Segment Margin	7.5%	9.0%	9.5%		8.6%

	Q1	Q2	Q3	Q4	FY
2012
Other Segment Revenue	$172	$192	$169	$214	$747

Total Performance Revenue	$5,331	$5,368	$5,275	$5,763	$21,737

Other Segment Profit	$(57)	$(71)	$(66)	$(62)	$(256)

Total Segment Profit	$451	$495	$448	$588	$1,982

Other Segment Margin	(33.1%)	(37.0%)	(39.1%)	(29.0%)	(34.3%)

Total Segment Margin	8.5%	9.2%	8.5%	10.2%	9.1%